Exhibit 10.60

FIRST AMENDMENT
TO THE
HEALTH NET, INC. 401(k) SAVINGS PLAN
(As Amended and Restated effective January 1, 2013)
WHEREAS, Health Net, Inc. (the “Company”) has adopted the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees of the Company and certain of its affiliates; and
WHEREAS, the Company desires to amend the Plan to remove the eligibility service requirement for employees scheduled to work fewer than 20 hours per week, to clarify the correction of error provision, to permit loan repayments following termination of employment and to revise the timing of distribution provisions, effective as of January 1, 2015.
NOW, THEREFORE, pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is hereby amended, effective as of January 1, 2015, as follows:
1.    Section 2(16) of the Plan is hereby amended in its entirety to read as follows:
(16)    Eligible Employee. With respect to each Employer, unless specified otherwise by the board of directors of each Employer, an Eligible Employee is any Employee thereof, excluding:
(i)    an Employee whose employment is governed by the terms of a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, but which does not provide for participation in the Plan,
(ii)    an Employee who is a nonresident alien (within the meaning of section 7701(b)(1)(B) of the Code), and
(iii)    an Employee who is classified as a Special Professional Associate.
2.    Section 7.6 of the Plan is hereby amended in its entirety to read as follows:
Section 7.6    Correction of Error. The Committee may correct errors made in the administration or operation of the Plan, as it deems necessary.
3.    Section 8.3(c) of the Plan is hereby amended in its entirety to read as follows:
(c)    Loan Repayments following Termination of Employment. In accordance with the procedures established by the 401(k) Administrator, a Participant who makes a timely election following his or her termination of employment may continue to repay an outstanding Plan loan following termination of employment.

Exhibit 10.60

4.    Section 8.5(c) of the Plan is hereby amended in its entirety to read as follows:
(c)    Time of Distribution. Except as provided in Sections 8.2(d) and 8.5(b), the Plan will pay a Participant (or Beneficiary, if applicable) a lump sum or a direct rollover as soon as administratively feasible after the Participant (or Beneficiary, if applicable) elects such distribution, provided, however, that:
(1)    a Participant or Beneficiary may change the distribution election as of any Valuation Date by advance written notice to the Committee or its delegate before the distribution has been processed;
(2)    no payments shall be made before the Participant’s required beginning date unless the Participant has consented in writing;
(3)    if a Participant has consented in writing, the Plan will make a distribution to such Participant in a lump sum or direct rollover (as elected) no later than 60 days after the end of the Plan Year which contains the latest of (A) the date of the Participant’s termination of employment, (B) the 10th anniversary of the year in which the Participant began participating in the Plan and (C) the Participant’s 65th birthday;
(4)    this section and the distributions made hereunder shall be administered in accordance with section 401(a)(9) of the Code and the regulations promulgated thereunder, as set forth in Section 8.9;
(5)    distributions commencing after the Participant’s death shall be completed within five years after the death of the Participant, except that (i) if the Participant’s Beneficiary is the Participant’s Spouse, distribution may be deferred until the last day of the Plan Year in which the Participant would have attained age 70½ had he or she survived and (ii) if the Participant’s Beneficiary is a natural person other than the Participant’s Spouse and distributions commence not later than one year after the Participant’s death, such distributions may be made over a period not longer than the life expectancy of such Beneficiary. If at the time of the Participant’s death, distribution of the Participant’s benefit has commenced, the remaining portion of the Participant’s benefit shall be paid in the manner elected by the Participant’s Beneficiary, but at least as rapidly as was the method of distribution being used prior to the Participant’s death; and
(6)    with respect to a Participant who continues in employment after attaining age 70½, distribution of the Participant’s account balance shall commence no later than the Participant’s required beginning date. For purposes of this paragraph, the term “required beginning date” shall mean (i) with respect to a Participant who is a 5%-owner (within the meaning of section 416(i) of the Code), April 1 of the calendar year following the calendar year in which the Participant attains age 70½ and (ii) with respect to any other Participant, April 1 of the calendar year following the calendar year in which the Participant retires. Distributions made under this paragraph shall be made in the form

Exhibit 10.60

of installment payments in the minimum amount required by section 401(a)(9) of the Code over the life expectancy of the Participant based on the Participant’s age, or if applicable, the joint life expectancies of such Participant and the Participant’s Spouse.

Exhibit 10.60

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be executed by its duly authorized officer this 17th day of November, 2014.
HEALTH NET, INC.
By:    /s/ Karin D. Mayhew
Name:    Karin D. Mayhew

Its:	Senior Vice President Organization Effectiveness